2005 5th Avenue, Suite 200
Seattle, Washington 98121
(206) 448-0884

September 26, 2013

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Sound Financial Bancorp, Inc., we cordially invite you to attend a special meeting of Sound Financial Bancorp, Inc. shareholders.  The meeting will be held at 3:00 p.m., Pacific time, on October 29, 2013, at our main office located at 2005 5th Avenue, Suite 200, Seattle, Washington 98121.

Shareholders are being asked to consider and vote upon a proposal to approve the Sound Financial Bancorp, Inc. 2013 Equity Incentive Plan.  The Board of Directors has carefully considered the proposal and unanimously recommends that you vote “FOR” approval of the proposal.  Please refer to the proxy statement for detailed information on the proposal.

We encourage you to attend the meeting in person.  Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid return envelope or, alternatively, vote electronically via the Internet or telephone.  See “How do I vote?” in the enclosed proxy statement for more details.  Your prompt response will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.  Returning the proxy or voting electronically in advance does NOT deprive you of your right to attend the meeting and to vote your shares in person, but will assure that your vote is counted if you are unable to attend the special meeting.

Your Board of Directors and management are committed to the continued success of Sound Financial Bancorp, Inc. and the enhancement of the value of your investment.  As President and Chief Executive Officer, I want to express my appreciation for your confidence and support.

Sincerely,

Laura Lee Stewart
President and Chief Executive Officer

SOUND FINANCIAL BANCORP, INC.
2005 5th Avenue, Suite 200
SEATTLE, WASHINGTON 98121
(206) 448-0884

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on October 29, 2013

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Sound Financial Bancorp, Inc. will be held as follows:

TIME	October 29, 2013 at 3:00 p.m.

PLACE	Sound Community Bank 2005 5th Avenue, Suite 200 Seattle, Washington, 98121

BUSINESS	(1)	Approval of the Sound Financial Bancorp, Inc. 2013 Equity Incentive Plan; and
	(2)	Such other business as may properly come before the special meeting, or any adjournment or postponement thereof.

RECORD DATE
Holders of record of Sound Financial Bancorp, Inc. common stock at the close of business on September 3, 2013, are entitled to receive this Notice and to vote at the meeting, or any adjournment or postponement thereof.

PROXY VOTING
It is important that your shares be represented and voted at the special meeting.  Shareholders have a choice of voting by Internet or telephone, by mailing a completed proxy card or by submitting a ballot in person at the special meeting.  Our Board of Directors is soliciting your votes by this notice and the other proxy materials.  To ensure that your shares are represented at the meeting, please take the time to vote by Internet or telephone or by mailing a completed proxy card as soon as possible.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

Laura Lee Stewart
President and Chief Executive Officer

Seattle, Washington
September 26, 2013

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on October 29, 2013: This Notice of Special Meeting and the Sound Financial Bancorp Inc.’s proxy statement are available on the Internet at http://www.proxyvote.com

You are encouraged to review all of the information contained in the proxy statement before voting.

SOUND FINANCIAL BANCORP, INC.
2005 5th Avenue, Suite 200
Seattle, Washington 98121
(206) 448-0884

PROXY STATEMENT

INTRODUCTION

The Board of Directors of Sound Financial Bancorp, Inc. is using this proxy statement to solicit proxies from the holders of common stock of Sound Financial Bancorp, Inc. for use at our special meeting of shareholders.  The special meeting of shareholders will be held at 3:00 p.m., Pacific time on October 29, 2013 at our main office, located at 2005 5th Avenue, Suite 200, Seattle, Washington  98121.  At the special meeting, shareholders will be asked to vote on the approval of the Sound Financial Bancorp, Inc. 2013 Equity Incentive Plan.  This proposal is described in more detail below.  Shareholders also will consider any other matters to may properly come before the meeting, although the Board of Directors knows of no other business to be presented.  This proxy statement and the accompanying materials are being mailed to shareholders on or about September 26, 2013.

Sound Financial Bancorp, Inc. is referred to in this proxy statement from time to time as “Sound Financial Bancorp” or the “Company.”  Certain of the information in this proxy statement relates to Sound Community Bank, a wholly owned subsidiary of the Company, which is referred to in this proxy statement from time to time as the “Bank.”

By submitting your proxy, either by executing and returning the enclosed proxy card or by voting electronically via the Internet or by telephone, you authorize the Sound Financial Bancorp, Inc. Board of Directors to represent you and vote your shares at the special meeting in accordance with your instructions.  The Board of Directors also may vote your shares to adjourn the special meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the special meeting.

Your vote is important.  You may vote your shares by Internet or telephone.  You also may vote by sending a completed proxy card by regular mail or by submitting a ballot in person at the Special Meeting.  We encourage you to attend the Special Meeting in person.  Whether or not you plan to attend the meeting, please read the proxy statement and vote your shares by Internet or telephone or by sending a completed proxy card by regular mail as promptly as possible.  This will ensure that your shares are represented at the meeting.

INFORMATION ABOUT THE SPECIAL MEETING

What is the purpose of the meeting?

At the special meeting, shareholders will be asked to vote on the following proposal:

Proposal 1.    Approval of the Sound Financial Bancorp, Inc. 2013 Equity Incentive Plan.

The shareholders also will transact any other business that may properly come before the special meeting although, as of the date of this proxy statement, the Board of Directors knows of no other business to be presented.

If any other proposal properly comes before the shareholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment, including any proposal to adjourn or postpone the Special Meeting.  Sound Financial Bancorp could use any adjournment or postponement for the purpose, among others, of allowing additional time to solicit proxies.  Members of our management team will be present at the special meeting to respond to appropriate questions from shareholders.

Who can vote at the meeting?

You are entitled to vote your Sound Financial Bancorp common stock if our records show that you held your shares as of the close of business on September 3, 2013.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee.  As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on September 3, 2013, there were 2,570,210 shares of Sound Financial Bancorp common stock outstanding.  Each share of common stock has one vote.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of the holders of at least one-third of the shares of the Company’s common stock outstanding on the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting, but will not be counted as votes cast.  Consequently, abstentions and broker non-votes will not be counted as a vote cast and will have no effect on the proposal to be voted on at the special meeting.

How many votes are required to approve the proposal?

The approval of the Sound Financial Bancorp, Inc. 2013 Equity Incentive Plan requires the affirmation vote of the holders of a majority of the votes cast on the proposal. Your Board of Directors recommends that you vote “FOR” the approval of the Sound Financial Bancorp, Inc. 2013 Equity Incentive Plan.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, the shareholders who are represented may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken.  An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

You may vote by internet.  To vote by Internet, have your Shareholder Control Number from the proxy card in hand; go to http://www.proxyvote.com; and follow the instructions for voting on-line.  The deadline for voting on the Internet is 11:59 p.m. Eastern Time on October 28, 2013.

You May Vote By Phone.  To vote by phone, have your Shareholder Control Number from the proxy card in hand; call the toll-free phone number 800-690-6903; and follow the instructions for voting.  The deadline for voting by phone is 11:59 p.m. Eastern Time on October 28, 2013.

You May Vote By Mail.  To vote by mail, mark your vote, sign the enclosed proxy card(s) and return the proxy card(s) in the return envelope provided in a timely manner.  The mailed proxy card(s) must be received by the Company before the start of the special meeting to be voted.

You May Vote In Person At The Special Meeting.  If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the meeting.  However, if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy form from the named holder of your shares indicating that you were the beneficial owner of those shares on the record date for voting at the special meeting.

Can I change my vote after I submit my proxy?

You may revoke your proxy at any time before the vote is taken at the special meeting.  If you are a registered shareholder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

•	Voting by telephone or on the Internet – your latest telephone or Internet vote will be counted;

•	Signing another proxy with a later date;

•	Giving written notice of the revocation of your proxy to the Secretary of Sound Financial Bancorp prior to the annual meeting; or

•	Voting in person at the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.

What if I do not specify how my shares are to be voted?

Registered Shareholders.  If you are registered shareholder and you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR approval of the Sound Financial Bancorp, Inc. 2013 Equity Incentive Plan.

Holders of Shares in “Street” Name.  If you hold your shares in “street” name through a broker and do not provide your broker with voting instructions, your broker will be unable to vote your shares on the proposal.  See “What if my shares are held in “street name” by a broker?”

What if my shares are held in “street name” by a broker?

If your shares are held in “street name” by a broker, your broker is required to vote those shares in accordance with your instructions.  If you do not give instructions to your broker, your broker nevertheless will be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote your shares with respect to any “non-discretionary” items.  In the case of non-discretionary items, the shares will be treated as “broker non-votes.”  Whether an item is discretionary is determined by the exchange rules governing your broker.  The proposal to approve the 2013 Equity Incentive Plan is a non-discretionary item under applicable rules.  Your broker will forward information to you indicating how you can forward voting instructions and whether you can forward them by Internet, phone or mail.

What if my shares are held in Sound Financial Bancorp’s employee stock ownership plan?

If you participate in the Sound Financial Bancorp Employee Stock Ownership Plan (the “ESOP”) you will receive a voting instruction form that reflects all shares you may direct the trustees to vote on your behalf under the plan.  Under the terms of the ESOP, each participant instructs the trustee of the plan how to vote the shares of common stock allocated to his or her account.  If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote the participant’s shares in accordance with the instructions.  Where properly executed voting instruction cards are returned to the trustee with no specific instruction as to how to vote at the special meeting, the trustee will vote the shares “FOR” the proposal set forth in this proxy statement.  If a participant fails to give timely voting instructions to the trustee with respect to the voting of the common stock that is allocated to his or her ESOP account, the trustee will vote such shares “FOR” the proposal set forth in this proxy statement.  The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Sound Financial Bancorp common stock held by the ESOP in the same proportion as shares for which it has received timely voting instructions.

PROPOSAL I

APPROVAL OF SOUND FINANCIAL BANCORP, INC.

2013 EQUITY INCENTIVE PLAN

Purpose

We ask that our shareholders vote to approve the Sound Financial Bancorp, Inc. 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan”).  The 2013 Equity Incentive Plan was adopted by the Board of Directors of the Company, subject to shareholder approval.  The purpose of the 2013 Equity Incentive Plan is to promote the long-term growth and profitability of the Company, to provide directors and employees with an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide these individuals with incentives that are closely linked to the interests of the Company’s shareholders.

As noted below, if approved by the Company’s shareholders at the special meeting, the 2013 Equity Incentive Plan would authorize up to 198,450 shares of common stock to be utilized for awards of stock options, stock appreciation rights and restricted stock awards (which may be in the form of shares of common stock or share units giving the participant the right to receive shares of common stock at a specified future date), with no more than 141,750 shares issued upon exercise of stock options and stock appreciation rights, and no more than 56,700 shares issued upon award or vesting of restricted stock awards.  The 198,450 shares represent approximately 7.7% of the shares of common stock outstanding as of September 3, 2013. The fair market value of these 198,450 shares based on the closing sale price of the Company’s common stock on the NASDAQ Stock Market on September 3, 2013, was $2,976,750.

As of the date of this proxy statement, there were outstanding options to purchase an aggregate of 107,456 shares of the common stock that were granted to employees under the Company’s 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”), with 18,830 shares of common stock available for future awards of stock options and stock appreciation rights and 734 shares of common stock available for future awards of restricted stock. The Company believes that the additional shares that would be available under the 2013 Equity Incentive Plan are essential to maintain the Company’s ability to attract and retain management and other personnel of the highest quality and to align the long-term interests of these individuals with the interests of the Company’s shareholders.

As of September 3, 2013 we had 2,570,210 shares of common stock outstanding, options to purchase 107,456 shares of common stock outstanding and 19,564 shares available for future awards under our 2008 Equity Incentive Plan, representing 2,697,230 shares on a fully diluted basis.  Based on the 2,697,230 fully diluted shares currently outstanding and potentially issuable, if all 198,450 of the shares available for equity incentive awards under the 2013 Equity Incentive Plan are issued, such issuances would dilute shareholders by 6.9% on a fully diluted basis.  The actual amount by which existing shareholders would be diluted cannot be determined, as the number of outstanding shares will fluctuate in the future.  The number of outstanding shares may decrease due to stock repurchases (which would reduce the dilutive impact of the 2013 Equity Incentive Plan) or increase due to issuances of shares for other reasons, such as raising additional capital or issuing shares as consideration in connection with mergers and acquisitions (neither of which we currently have any specific plans for, and which would result in additional dilution unrelated to the 2013 Equity Incentive Plan). In this regard, on August 23, 2013, the Company announced that its Board of Directors authorized a stock repurchase program to purchase up to 129,340 shares, or approximately 5% of its currently outstanding shares of common stock.  The repurchases will be made from time to time in open-market or negotiated transactions as deemed appropriate by the Company and will depend on market conditions.  The stock repurchase program expires on August 22, 2014 unless completed sooner or otherwise extended. As of September 16, 2013, 30,200 shares have been repurchased under this program.

General

The principal features of the 2013 Equity Incentive Plan are discussed below.  The discussion is only a summary and is qualified in its entirety by reference to the full text of the 2013 Equity Incentive Plan, a copy of which is attached to this proxy statement as Appendix A.

The 2013 Equity Incentive Plan provides for the grant of the following types of awards to directors, advisory directors or directors emeritus, officers or employees of the Company and its subsidiaries who are selected to receive awards (collectively referred to below as “participants”):

•
options to purchase shares of common stock, which may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (“incentive stock options”) or non-statutory options which do not satisfy the provisions of Section 422 of the Internal Revenue Code (“non-qualified stock options”) (incentive stock options and non-qualified stock options are together referred to as “stock options” or “options”);

•	stock appreciation rights; and

•	restricted stock awards, which may be in the form of shares of common stock or share units giving the participant the right to receive shares of common stock at a specified future date.

As of September 3, 2013, there were 99 eligible participants under the 2013 Equity Incentive Plan.

Subject to adjustments described below under “—Changes in Capitalization,” the number of shares of common stock available for awards under the 2013 Equity Incentive Plan is 198,450, with no more than 141,750 shares issued upon exercise of stock options and stock appreciation rights and no more than 56,700 shares issued upon award or vesting of restricted stock awards.  Shares will be considered issued only if actually issued upon the exercise of a stock option or stock appreciation right or in connection with a restricted stock award.  Any award subsequently forfeited, in whole or in part, will not be considered issued.  If any award terminates, expires or lapses for any reason, any shares subject to the award will again be available for future awards under the 2013 Equity Incentive Plan.  Shares used to pay the exercise price of a stock option and shares used to satisfy tax withholding obligations will not be available for future awards.  To the extent shares are delivered pursuant to the exercise of a stock appreciation right, the number of underlying shares as to which the exercise related will count against the number of shares available for future awards, as opposed to only counting the shares actually issued.

    Under the 2013 Equity Incentive Plan, during any calendar year, the maximum aggregate number of shares which may be issued to any one individual upon exercise of stock options and stock appreciation rights is 35,437, and the maximum aggregate number of shares which may be issued to any one individual upon award or vesting of restricted stock awards is 14,175, in each case subject to adjustments described below under “—Changes in Capitalization.”

Administration of the 2013 Equity Incentive Plan

The 2013 Equity Incentive Plan will be administered by a committee (referred to below as the “Plan Committee”) of two or more members of the Company’s Board of Directors, each of whom qualifies as (i) an “outside director,” within the meaning of Section 162(m) of the Internal Revenue Code, (ii) a “Non-Employee Director,” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and (iii) an “independent director” under the listing standards of the NASDAQ Stock Market.  Plan Committee members will serve at the discretion of the Company’s Board of Directors and may be removed by the Board at any time. It is expected that the Company’s Compensation Committee will be designated by the Board as the Plan Committee if the 2013 Equity Incentive Plan is approved by shareholders at the special meeting.

The Plan Committee will have the authority to:

•	select participants and grant awards, determine the number of shares subject to awards to be granted and establish the terms and conditions of awards;

•	interpret the 2013 Equity Incentive Plan and determine all questions that may arise under the plan as to eligibility for participation;

•	with the consent of the participant, to the extent deemed necessary by the Plan Committee, modify the terms of any outstanding award or accelerate or defer the vesting date of the award;

•	adopt rules and regulations and prescribe forms for the operation and administration of the 2013 Equity Incentive Plan; and

•	take any other action not inconsistent with the provisions of the 2013 Equity Incentive Plan that the Plan Committee may deem necessary or appropriate.

General Terms of Awards

Stock Options.  Stock options may be granted to participants at any time and from time to time by the Plan Committee.  Each option grant will be evidenced by an award agreement that specifies the exercise price, the exercise period, the number of shares to which the option pertains, the vesting schedule, and such other provisions as the Plan Committee determines. In addition, the award agreement will specify whether the option is intended to be an incentive stock option (which may only be granted to employees) or a non-qualified stock option.  The exercise price must not be less than the fair market value of a share of the Company’s common stock on the date of grant, provided that the exercise price of an incentive stock option granted to a holder of more than 10% of the outstanding shares of the Company’s common stock must not be less than 110% of the fair market value of a share of the Company’s common stock on the date of grant.  The fair market value is the closing sale price of the Company’s common stock on the NASDAQ Stock Market on the applicable date, or if the applicable date is not a trading day, on the trading day immediately preceding the applicable date.  As of September 3, 2013, the fair market value (as that term is defined under the Plan) of a share of our common stock was $15.00. The exercise period of a stock option may not exceed ten years from the grant date, provided that the exercise period of an incentive stock option granted to a holder of more than 10% of the outstanding shares of the Company’s common stock may not exceed five years from the grant date.  An Incentive Stock Option must be granted within 10 years from the date of shareholder approval.

    A participant will be permitted to pay the exercise price of his or her option in (i) cash, certified or bank check, or, (ii) if and to the extent permitted by the Plan Committee, (a) by delivering shares of the Company’s common stock that he or she already owns having an aggregate fair market value equal to the aggregate exercise price or (b) by a net settlement of the stock option using a portion of the shares obtained on exercise in payment of the exercise price, or (iii) by a combination of the foregoing. The participant also will be permitted to pay the exercise price through a cashless exercise facilitated through a broker.  The minimum number of shares which may be acquired upon exercise at any time is 100 or, if less, the total number of shares as to which the option has not yet been exercised.

The termination of a participant’s service with the Company will affect his or her ability to exercise options granted under the 2013 Equity Incentive Plan.  Unless otherwise determined by the Plan Committee and specified in award agreement, (i) if the participant terminates service with the Company for any reason other than the death or disability of the participant, any options that have not vested as of the date of that termination shall be forfeited, and the exercise period of any vested option shall expire three months after that termination of service (but in no event after the expiration date of the option), except in the case of a termination for cause, in which case the exercise period for all options held by the participant shall expire immediately, (ii) if the participant’s service with the Company terminates on account of his or her death or disability, the vesting date for all options that have not vested or been forfeited shall be accelerated to the date of that termination of service, and the exercise period of all his or her options shall expire one year after that termination of service (but in no event after the expiration date of the option), and (iii) upon a change in control, the vesting date for all options that have not vested or been forfeited shall be accelerated to the date of the earliest event constituting a change in control.  See “- Change in Control” below.

Stock Appreciation Rights.  Stock appreciation rights may be granted to participants at any time and from time to time as determined by the Plan Committee.  Each stock appreciation right will be evidenced by an award agreement that specifies the terms of the award, including the number of shares subject to the award, vesting conditions, exercise price (which must be equal to at least 100% of the fair market value of a share of the Company’s common stock on the date of grant) and the exercise period (which may not exceed 10 years). A stock appreciation right may be granted in tandem with a stock option or be granted independently of any option. In the case of a stock appreciation right that is granted in tandem with a stock option, the exercise of one award will reduce, on a one-to-one basis, the number of shares covered by the other award.  The provisions on the vesting and exercising of stock appreciation rights after termination of service are essentially the same as those applicable to stock options.

The exercise of a stock appreciation right will entitle its holder to receive an amount of cash or shares of the Company’s common stock having a value equal to (1) the difference between the fair market value of a share of the Company’s common stock on the date of exercise over the exercise price, multiplied by (2) the number of shares with respect to which the stock appreciation right is exercised.   The minimum number of shares as to which a stock appreciation right may be exercised is 100 or, if less, the total number of shares as to which the stock appreciation right has not yet been exercised.

    Restricted Stock Awards. Restricted stock awards may be granted to participants at any time and from time to time as determined by the Plan Committee.  Restricted stock awards may be in the form of shares of the Company’s common stock that are subject to forfeiture and limits on transfer until the shares vest or in the form of restricted stock units, which are rights to receive shares of the Company’s common stock at a specified future date that are subject to forfeiture and limits on transfer until the units vest.  Each restricted stock award will be evidenced by an award agreement that specifies the terms of the award, including the number of shares or units covered by the award, the amount (if any) that the participant must pay to the Company in consideration for the issuance of such shares or units, the vesting conditions and, in the case of restricted stock units, the circumstances pursuant to which the units will be converted to shares of stock.

During the vesting period, unless specified otherwise in the applicable award agreement, a holder of shares of restricted stock will have all the rights of a shareholder, including the right to vote and the right to receive dividends paid with respect to those shares.  A holder of restricted stock units will not have voting rights with respect to the underlying shares until those shares are issued but, unless otherwise provided in the applicable award agreement, will have the right to receive dividend equivalents in the case of any dividends paid on the Company’s common stock.  Shares of restricted stock and restricted stock units generally may not be sold, assigned, transferred, pledged or otherwise encumbered by the participant during the restricted period.

Unless otherwise determined by the Plan Committee and specified in the award agreement: (i) if a participant terminates service with the Company for any reason other than death or disability, any unvested shares of restricted stock or any unvested restricted stock units held by the participant will be forfeited; (ii) if a participant terminates service with the Company due to death or disability, any unvested shares of restricted stock or any unvested restricted stock units held by the participant will vest in full; and (iii) upon a change in control, any unvested shares of restricted stock or any unvested restricted stock units held by the participant will vest in full.  See “- Change in Control” below.

Prohibition on Repricing of Stock Options and Stock Appreciation Rights

Other than as described under “—Changes in Capitalization,” neither the Company’s Board of Directors nor the Plan Committee may amend or modify the exercise price of a stock option or stock appreciation right, or cancel the stock option or stock appreciation right at a time when the exercise price is greater than the fair market value of the Company’s common stock in exchange for another award.

Transferability of Awards

A stock option, stock appreciation right or restricted stock award may be transferred upon the death of the participant to whom it is awarded, by will or the laws of inheritance.  A stock option, stock appreciation right or restricted stock award may be transferred during the lifetime of the participant to whom it is awarded only pursuant to a domestic relations order, provided that the participant may apply to the Plan Committee for approval to transfer to a family member all or any portion of an unexercised non-qualified stock option or a stock appreciation right or all or any portion of an unvested restricted stock award.

Changes in Capitalization

In the event of any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, exchange of shares or other securities, stock dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event, that affects the shares of the Company’s common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of rights, then the Plan Committee must, in such manner as it may deem equitable, adjust the number of shares as to which future awards may be made under the 2013 Equity Incentive Plan and the number of shares subject to and exercise prices of outstanding awards.

Change in Control

Unless provided otherwise in the terms of the applicable award agreement, upon the occurrence of a change in control of the Company, all outstanding unvested stock options, stock appreciation rights and restricted stock awards granted under the 2013 Equity Incentive Plan will vest in full.  The term “change in control” is defined in the 2013 Equity Incentive Plan as the occurrence of any of the following events: (i) any third person or group becomes the beneficial owner of shares of the Company with respect to which 25% or more of the total number of votes for the election of the Board of Directors may be cast (other than a tax-qualified employee benefit plan of the Company); (ii) as a result of, or in connection with, any cash tender offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company shall cease to constitute a majority of the Board of Directors of the Company; (iii) a tender offer or exchange offer for 25% or more of the total outstanding shares of the Company’s common stock is completed (other than such an offer by the Company); or (iv) the stockholders of the Company approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company.

Duration and Modification of the 2013 Equity Incentive Plan

The 2013 Equity Incentive Plan will remain in effect for a term of 10 years, after which no further awards may be made. The Company’s Board of Directors may at any time suspend or terminate or amend or revise the 2013 Equity Incentive Plan in whole or in part, except, in the case of an amendment or revision, to the extent shareholder approval is required under the Internal Revenue Code or the rules of any stock exchange or automated quotation system on which the Company’s common stock may then be listed or traded or on which the Company seeks to list or trade its common stock.

Federal Income Tax Consequences

The following discussion is intended for the information of shareholders considering how to vote on approval of the 2013 Equity Incentive Plan, and not as tax guidance to plan participants. Under current federal income tax laws, awards of stock options, stock appreciation rights, restricted stock and restricted stock units will generally have the following federal income tax consequences:

(1)	The grant of a stock option will not, by itself, result in the recognition of taxable income to the participant or entitle the Company to a deduction at the time of grant.

(2)
If the participant exercises an incentive stock option, the exercise of the option will generally not, by itself, result in the recognition of taxable income by the participant or entitle the Company to a deduction at the time of exercise. However, the difference between the exercise price and the fair market value of the shares of common stock acquired on the date of exercise is an item of adjustment included for purposes of calculating the participant’s alternative minimum tax.

If the participant does not hold the shares of common stock acquired upon exercise of an incentive stock option for at least one year after the exercise of the stock option or two years after the grant of the stock option, whichever is later, the participant will recognize ordinary (compensation) income upon disposition of the shares in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the stock option. If this happens, the Company will be entitled to a corresponding deduction in the amount of ordinary income, if any, that the participant recognizes. The participant also will recognize a capital gain (loss) to the extent the sale price exceeds (is less than) the fair market value of the shares of common stock on the date of exercise of the stock option. The Company will not be entitled to a corresponding deduction for any such capital gain. The capital gain (loss) will be characterized as short-term if the participant does not hold the shares for more than one year after the exercise of the stock option and long-term if the participant does hold the shares for more than one year after the exercise of the stock option.

If the participant holds the shares of common stock acquired upon exercise of an incentive stock option for one year after the stock option is exercised and two years after the option is granted, the participant will recognize a capital gain (loss) upon disposition of the shares to the extent the sale price exceeds (is less than) the exercise price. This capital gain (loss) will be characterized as short-term if the participant does not hold the shares for more than one year after the exercise of the stock option and long-term if the participant does hold the shares for more than one year after the exercise of the stock option. The Company will not be entitled to a corresponding deduction for any such capital gain.

(3)
If the participant exercises a non-qualified stock option, the participant will recognize ordinary (compensation) income on the date of exercise in an amount equal to the difference between the fair market value on the date of exercise of the shares of common stock acquired pursuant to the exercise and the exercise price of the non-qualified stock option. The Company will be allowed a deduction in the amount of any ordinary income recognized by the participant upon exercise of the non-qualified stock option. When the participant sells the shares acquired upon exercise of a non-qualified stock option, the participant will recognize a capital gain (loss) to the extent of any appreciation (depreciation) in value of the shares from the date of exercise to the date of sale. The Company will not be entitled to a corresponding deduction for any such capital gain. The capital gain (loss) will be short-term if the participant does not hold the shares for more than one year after the exercise of the stock option and long-term if the participant does hold the shares for more than one year after the exercise of the stock option.

(4)
The grant of a stock appreciation right will not, by itself, result in the recognition of taxable income to the participant or entitle the Company to a deduction at the time of grant. If the participant exercises a stock appreciation right, the participant will recognize ordinary (compensation) income on the date of exercise in an amount equal to the difference between the fair market value on the date of exercise of the shares of common stock underlying the stock appreciation right being exercised and the exercise price of the stock appreciation right.  The Company will be entitled to a corresponding tax deduction. To the extent the stock appreciation right is settled in shares of common stock, when the participant sells the shares, the participant will recognize a capital gain (loss) to the extent of any appreciation (depreciation) in value of the shares from the date of exercise. The Company will not be entitled to a corresponding deduction for any such capital gain. The capital gain (loss) will be short-term if the participant does not hold the shares for more than one year after the exercise of the stock appreciation right and long-term if the participant does hold the shares for more than one year after the exercise of the stock appreciation right.

(5)
The grant of shares of restricted stock will not, by itself, result in the recognition of taxable income to the participant or entitle the Company to a deduction at the time of grant. Holders of shares of restricted stock will recognize ordinary (compensation) income on the date that the shares of restricted stock are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date. A holder of restricted stock may generally elect under Section 83(b) of the Internal Revenue Code to recognize ordinary income in the amount of the fair market value of the shares of restricted stock on the date of grant.  The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the holder. When the participant disposes of shares granted as restricted stock, the difference between the amount received by the participant upon the disposition and the fair market value of the shares on the date the participant recognized ordinary income will be treated as a capital gain or loss. The capital gain or loss will be short-term if the participant does not hold the shares for more than one year after recognition of ordinary income and long-term if the participant does hold the shares for more than one year after the recognition of ordinary income. The holding period begins when the shares of restricted stock vest, unless a Section 83(b) election is made, in which case the holding period begins upon the restricted stock grant date.  The Company will not be entitled to a corresponding deduction for any such capital gain. Holders of shares of restricted stock also will recognize ordinary income equal to any dividend when such payments are received, even if the restricted stock remains subject to a substantial risk of forfeiture.

(6)
The grant of restricted stock units will not, by itself, result in the recognition of taxable income to the participant or entitle the Company to a deduction at the time of grant. Upon issuance of the underlying shares, the participant will generally recognize ordinary (compensation) income in the amount of the fair market value of the shares issued to the participant. The Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant. When the participant disposes of any shares of common stock issued upon settlement of the restricted stock units, the difference between the amount received by the participant upon the disposition and the fair market value of the shares on the date the participant recognized ordinary income with respect to the shares will be treated as a capital gain or loss. The capital gain or loss will be short-term if the participant does not hold the shares for more than one year after recognition of ordinary income and long-term if the participant does hold the shares for more than one year after the recognition of ordinary income. The Company will not be entitled to a corresponding deduction for any such capital gain.

Proposed Awards under the 2013 Incentive Plan

No awards have been proposed under the 2013 Equity Incentive Plan as of the date of this proxy statement.

Equity Compensation Plan Information

The following table sets forth information, as of December 31, 2012, with respect to the 2008 Equity Incentive Plan, the only compensation plan under which shares of the Company’s common stock could be issued.

Number of Shares
	Number of	Weighted	Remaining Available
	Shares to be	Average	for Future Issuance
	issued upon	Exercise	Under Equity
	Exercise of	Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding Shares
	Options, Warrants	Options, Warrants	Reflected in the
Plan Category	and Rights	and Rights	First Column)

Equity compensation plans approved	107,456	$8.94	19,564	(1)
by shareholders
Equity compensation plans not approved
by shareholders	N/A	N/A	N/A
	107,456	$8.94	19,564	(1)
___________________
(1) Consists of stock options and stock appreciation rights covering up to 18,830 shares of common stock and restricted stock and restricted stock units covering up to 734 shares of common stock under the Company’s 2008 Equity Incentive Plan

Board Recommendation

The Board of Directors recommends that shareholders vote “FOR” approval of the 2013 Equity Incentive Plan.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of September 3, 2013, the voting record date, the beneficial ownership of the Company’s common stock by:

(1)	any persons or entities known by management to beneficially own more than 5% of the outstanding shares of Sound Financial Bancorp’s common stock;

(2) each director and director nominee of Sound Financial Bancorp;

(3)	each executive officer of Sound Financial Bancorp named in the 2012 Summary Compensation Table; and

(4)           all of the directors and executive officers of Sound Financial Bancorp as a group

An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of Sound Financial Bancorp.  The address of each of the beneficial owners, except where otherwise indicated, is Sound Financial Bancorp’s address.  Beneficial ownership is determined in accordance with the rules of the SEC.  As of September 3, 2013, there were 2,570,210 shares of Sound Financial Bancorp common stock issued and outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Common Stock Outstanding

Stilwell Value Partners V, L.P., Stilwell Partners, L.P., Stilwell Value LLC and Joseph Stilwell. 111 Broadway, 12th Floor New York, NY 10006	256,083	(2)	9.9%
Sound Financial Bancorp, Inc. Employee Stock Ownership Plan	202,755		7.7%
Wellington Management Company, LLP (3) Bay Pond Partners, L.P. and Wellington Hedge Management, LLC 280 Congress Street Boston, MA 02210	199,343	(3)	7.8%
Tyler K. Myers, Chairman of the Board	33,907	(4)	1.3%
David S. Haddad, Jr., Vice Chairman of the Board	16,815	(5)	*
Laura Lee Stewart, President, CEO and Director	48,211	(6)	1.9%
Robert F. Carney, Director	10,005	(7)	*
Debra Jones, Director	16,752	(7)	*
Milton L. McMullen, Director	14,011	(8)	*
Rogelio Riojas, Director	23,244	(7)	*
James E. Sweeney, Director	14,002	(7)	*
Matthew P. Deines, Executive Vice President and CFO	38,769	(9)	1.5%
Matthew F. Moran, Executive Vice President and Chief Credit Officer	20,099	(10)	*
Directors and executive officers of Sound Financial, Inc. as a group (11 persons)	236,615	(11)	9.0%

(1)	Except as otherwise noted in these footnotes, the nature of beneficial ownership for shares reported in this table is sole voting and investment power.
(2)

Represents the number of shares of common stock beneficially owned by Joseph Stilwell, including shares of Common Stock held in the name of Stilwell Value Partners V, Stilwell Activist Fund, Stilwell Activist Investments and Stilwell Partners in Joseph Stilwell’s capacities as the general partner of Stilwell Partners and the managing member and 99% owner of Stilwell Value LLC, which is the general partner of Stilwell Value Partners V, Stilwell Activist Fund and Stilwell Activist Investments.  The group has reported shared voting and dispositive power over all of the shares.  The foregoing information was derived from a Schedule 13D/A filed with the SEC on May 2, 2013 with respect to beneficial ownership of our securities.

(3)
Represents 199,343 shares of common stock held by Wellington Management Company, LLP (“Wellington Management”) over which it has reported shared voting and dispositive power. Wellington Management reported that it filed the Schedule 13G in its capacity as financial advisor and that the shares were owned of record by its clients, including Bay Pond Partners, L.P. (“Bay Pond”) which owns over 5% of the Company’s common stock. The foregoing information was derived from a Schedule 13G filed by Wellington Management with the SEC on February 14, 2013 with respect to beneficial ownership of our securities.  Bay Pond and Wellington Hedge Management, LLC each reported shared dispositive and voting power with respect to 135,087 shares, or 5.2%, of the Company’s common stock on a Schedule 13G/A dated February 14, 2012.  Wellington Hedge Management, LLC is the sole general partner of Bay Pond Partners, L.P. and has shared voting and dispositive power over the foregoing shares.

(4)
Includes 20,990 shares of common stock held by in his 401(k) account and 4,371 in a partnership, in which he is a partner.  Also includes 1,000 shares in UTMA accounts for Mr. Myers’ daughter, of which he is trustee.  In addition, includes options to acquire 2,596 shares over which Mr. Myers has no voting or dispositive power and 433 restricted shares over which Mr. Myers has sole voting power and no dispositive power.

(5)

Includes 13,113 shares of common stock held in an IRA account. Also includes options to acquire 2,596 shares over which the individual has no voting or dispositive power and 433 restricted shares over which the individual has sole voting power and no dispositive power.

(6)

Includes 18,034 shares in Ms. Stewart’s 401(k) account and 4,294 shares allocated to Ms. Stewart in the ESOP.  In addition, includes options to acquire 15,910 shares over which Ms. Stewart has no voting or dispositive power and 2,970 restricted shares over which she has sole voting power and no dispositive power.

(7)

Includes options to acquire 2,596 shares over which the individual has no voting or dispositive power and 433 restricted shares over which the individual has sole voting power and no dispositive power.

(8)

Includes 10,982 shares held in a family trust.  In addition, includes options to acquire 2,596 shares over which Mr. McMullen has no voting or dispositive power and 433 restricted shares over which he has sole voting power and no dispositive power.

(9)
Includes 12,015 shares of common stock held in Mr. Deines’ 401(k) account, 3,613 shares allocated to Mr. Deines in the ESOP and 174 shares in UTMA accounts for Mr. Deines’ sons, of` which he is trustee.  In addition, includes options to acquire 12,484 shares over which Mr. Deines has no voting or dispositive power and 2,542 restricted shares over which he has sole voting power and no dispositive power.

(10)
Includes 4,900 shares of common stock held in Mr. Moran’s  401(k) account. Also includes 2,692 shares allocated to Mr. Moran in the ESOP.  In addition, includes options to acquire 9,986 shares over which Mr. Moran has no voting or dispositive power and 2,196 restricted shares over which he has sole voting power and no dispositive power.

(11)
Includes shares held by directors and executive officers directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers.  Also includes options to acquire 56,552 shares over which the individuals have no voting or dispositive power and 10,739 shares of restricted stock over which they have sole voting power and no dispositive power.

DIRECTOR COMPENSATION

Directors of Sound Community Bank (excluding Laura Lee Stewart, the President and Chief Executive Officer of Sound Community Bank) receive compensation for their service on the Board of Directors of the Bank.  They receive no separate compensation for their service on the Board of Directors of Sound Financial Bancorp.  During 2012, our directors received a monthly retainer fee of $12,000 for the year, plus $1,447 for each monthly board meeting attended, for a maximum of $29,360. The directors are not paid additional fees for service on various board committees or special meetings.

The following table provides compensation information for each non-employee member of the Board of Directors during the year ended December 31, 2012:

Name(1)	Fees Earned or Paid in Cash

Tyler K. Myers	$29,360
David S. Haddad, Jr.	29,360
Robert F. Carney	29,360
Debra Jones	29,360
Milton L. McMullen	29,360
Rogelio Riojas	29,360
James E. Sweeney	29,360
__________________________
(1) As of December 31, 2012, each named director held 433 restricted shares and options to purchase 3,246 shares of Sound Financial Bancorp common stock.

In November 2008, our shareholders approved the 2008 Equity Incentive Plan that provides for the grant or award of stock options, stock appreciations rights, restricted stock and restricted stock units to our directors, advisory directors, officers and other employees.  All the restricted stock awards and stock options granted to directors vest in 20% annual installments over the five years following the grant date.  The vesting accelerates in the event of the director’s death or disability or a change in control of Sound Financial Bancorp or Sound Community Bank.  In the event of a termination of service, all non-vested awards would be canceled and the exercise period on the remaining unexercised option awards would be reduced to three months.  No stock options or restricted stock awards were granted to directors during 2012.

Directors are provided or reimbursed for travel and lodging and other customary out-of-pocket expenses incurred in attending out-of-town board and committee meetings, industry conferences and continuing education seminars up to $3,500 per year, per director.  Any incremental spousal costs in connection with those meetings, conferences and seminars are paid for by the directors personally.  The Bank also pays the premiums on directors’ and officers’ liability insurance.

EXECUTIVE COMPENSATION

We use a combination of salary, incentive and deferred bonuses, stock option and restricted stock awards and other employee benefits to attract and retain qualified persons to serve as executive officers of Sound Financial Bancorp and Sound Community Bank.  We currently provide health and welfare benefits to our employees, including hospitalization, comprehensive medical insurance, life and long-term disability insurance, subject to certain deductibles and copayments by employees.  Senior managers, including all of the executive officers, receive additional executive medical benefits.  We also provide certain retirement benefits.  In setting compensation for executive officers, the Compensation Committee considers the significant amount of time and level of skill required to perform the required duties of each person’s position, taking into account the complexity of our business.  The Compensation Committee establishes executive officer compensation annually.

The following table sets forth a summary of certain information concerning the compensation paid by us for services rendered in all capacities during the years ended December 31, 2012 and 2011, to our President and Chief Executive Officer and our two next highest compensated executive officers, whose total compensation for 2012 exceeded $100,000.  We will use the term “named executive officers” in this report to refer to the persons listed in this table.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total

Laura Lee Stewart President, Chief Executive Officer and Director	2012 2011	$297,509 $292,248	$--- ---	$13,561 ---	$--- ---	$41,796 $43,623	$28,887(2) $18,505	$381,753 $354,376
Matthew P. Deines Executive Vice President and CFO and Secretary	2012 2011	$166,000 $160,200	$28,349 $28,349	$10,082 ---	$--- ---	$22,343 $23,320	$20,027(2) $ 6,716	$246,801 $218,585
Matthew F. Moran Executive Vice President and Chief Credit Officer	2012 2011	$159,000 $149,600	$28,349 $28,349	$7,242 ---	$--- ---	$20,865 $21,777	$22,366(2) $10,336	$237,821 $210,062

(1)
The amounts in this column are calculated using the grant date fair value of the award under ASC Topic 718, based on the number of restricted shares awarded and the fair market value of the Company’s common stock on the date the award was made.  The assumptions used in the calculations of these amounts are included in Note 14 of the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on April 1, 2013.

(2)	The amounts represented for the year ended December 31, 2012, consist of the following (no executive officer received personal benefits or perquisites exceeding $10,000 in the aggregate):

Form of Compensation	Laura Lee Stewart	Matthew P. Deines		Matthew F. Moran
401(k) matching contribution	$5,327	$	---	$3,022
Payment for executive medical benefits	1,630		6,502	6,502
Life insurance premiums(a)	360		248
Employee stock ownership plan allocation	14,570		13,277	12,594
Matching charitable contribution(b)	7,000		---	---
Total	$28,887		$20,027	$22,366
___________________________

(a)	Reflects term life insurance premiums paid in 2012 by us on behalf of the officers.
(b)
We match up to $7,000 in charitable contributions made by Ms. Stewart to charities of her choice that are tax-exempt organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information for each named executive officer concerning stock options and restricted stock held at December 31, 2012.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
	Exercisable	Unexercisable
Laura Lee Stewart	7,517	1,880	(1)	$8.41	1/27/2019	2,970	$30,888
	7,517	1,880	(1)	$9.72	1/27/2019
	874	3,497	(2)	$8.49	2/28/2022
Matthew P. Deines	5,804	1,452	(1)	$8.41	1/27/2019	2,542	$26,437
	5,804	1,452	(1)	$9.72	1/27/2019
	874	3,497	(2)	$8.49	2/28/2022
Matthew F. Moran	4,545	1,137	(1)	$8.41	1/27/2019	2,197	$22,8440
	4,545	1,137	(1)	$9.72	1/27/2019
	894	3,579	(2)	$8.49	2/28/2022
________________________
(1)  Vests on January 27, 2014.
(2)  Vest in four equal annual installments on February 28, 2013, 2014, 2015 and 2016.
(3)  Value is based on the $10.40 closing price of a share of Sound Financial Bancorp common stock on the last trading day of 2012.

Employment Agreements.  Sound Community Bank has entered into an employment agreement with Ms. Stewart, which has a three-year term with continuing annual one-year extensions, subject to approval by the Board of Directors of Sound Community Bank.  The effective date of this agreement was January 1, 2007.  The amount of her annual salary is reviewed by the Compensation Committee each year.  The employment agreement provides for no salary reductions; participation in any stock-based compensation plans; supplemental executive retirement plan approved by the Board of Directors; and participation in any other retirement plans, group insurance and other benefits provided to our full time employees generally and in which executive officers participate.  Ms. Stewart also is entitled to expense reimbursement, professional and educational dues, expenses for programs related to our operations, including travel costs.  Under the employment agreement, if Ms. Stewart’s employment is terminated for any reason other than cause, death, retirement, or disability, or if she resigns following certain events such as relocation or demotion, she will be entitled to her salary for the remaining term of the agreement and continued eligibility under the health benefit programs for executive officers.  Ms. Stewart’s salary for 2013 is $297,509.  The employment agreement includes an agreement not to compete with us in the delivery of financial services for a period of 18 months following termination of employment.  The value of compensation and benefits payable under the agreement is capped so as to prevent imposition of the golden parachute tax under Section 280G of the Internal Revenue Code.

Sound Community Bank has entered into an employment agreements with Messrs. Deines and Moran, which have a two-year term with continuing annual one-year extensions, subject to approval by the Board of Directors of Sound Community Bank.  The effective date of these agreements was November 1, 2009.  Their annual salary is reviewed by the Compensation Committee each year.  The employment agreement provides for no salary reductions, participation in any bonus plans approved by the Board of Directors and participation in any other retirement plans, group insurance and other benefits provided to our full time employees generally and in which executive officers participate.  Messrs. Deines and Moran also are entitled to expense reimbursement, professional and educational dues, expenses for programs related to Sound Community Bank operations, including travel costs.  Under the employment agreement, if either officer’s employment is terminated for any reason other than cause, death, retirement, or disability, or if either officer resigns following certain events such as relocation or demotion, he will be entitled to his then-current salary for the remaining term of the agreement and continued eligibility under the health and insurance benefit programs for executive officers.  Messrs. Deines’ and Moran’s annual salaries for 2013 are $172,000 and $172,000, respectively.  The employment agreement includes an agreement not to compete with us in the delivery of financial services for the period during which the officer receives post-termination payments under the agreement.  In the event the executive violates the non-compete provisions in the agreement, we will be entitled to liquidated damages from the executive in an amount equal to 50 percent of the executive’s then annual base salary.  The value of compensation and benefits payable under the agreement is capped so as to prevent imposition of the golden parachute tax under Section 280G of the Internal Revenue Code.

Annual Bonus Plans.  Our named executive officers participate in an annual incentive bonus plan (“Annual Bonus Plan”), which provides for annual cash bonuses to designated senior managers, including all the named executive officers, upon the achievement of pre-established performance goals established by the Board of Directors.  Under the Annual Bonus Plan, prior to the earnings override adjustment discussed below, Ms. Stewart, Mr. Deines and Mr. Moran are entitled to receive a bonus of up to 33% respectively, of their base salary, depending on how actual performance compares with quantitative and qualitative performance goals established by the Compensation Committee.  The performance goals under the Annual Bonus Plan are the same for all participants and are based on overall corporate performance.  The quantitative goals include performance factors relating to asset size, capital level, delinquency ratio, return on assets and equity, levels of non-interest income and non-interest expense, net interest margin, charge-offs and the size of the loan portfolio.  The qualitative goals are non-financial corporate goals that require leadership of senior management and are ranked based on their relative importance to our operations.  Participants earn credits for the quantitative factors, based on the level of importance assigned to each factor and the actual level of performance compared to the targeted goals set for each factor.  Participants also earn credits for accomplishing the qualitative goals established by the Compensation Committee.  Ms. Stewart’s bonus is based 50% on meeting qualitative goals and 50% on meeting quantitative goals, while Mr. Deines’ and Mr. Moran’s bonuses are based 40% on meeting qualitative goals and 60% on meeting quantitative goals.  Each individual’s bonus is also subject to an earnings override adjustment, based on a target net earnings level established by the Board of Directors.  An individual’s bonus, if earned, is increased or decreased, up to a maximum of 50%, by the percentage that actual net income is above or below the targeted net income set by the Board of Directors.  As a result of the earnings override adjustment, Ms. Stewart’s, Mr. Deines’ and Mr. Moran’s bonus under the Annual Bonus Plan may be as much as 49.5% of their base salary.  For the year ended December 31, 2012, Ms. Stewart, Mr. Deines and Mr. Moran earned bonuses of 36.4%, 36.5% and 36.5 % of base salary, respectively.  These percentages were arrived at based on Ms. Stewart, Mr. Deines and Mr. Moran earning 110.3%, 110.7% and 110.7%, respectively, of their bonus credits available under the plan for the year, which percentages were adjusted upward by 7.9% as a result of the earnings override adjustment.

Supplemental Executive Retirement Plans. Effective August 14, 2007, the Board of Directors adopted a supplemental executive retirement plan (“SERP 1”) for the benefit of Ms. Stewart, which is intended to be an unfunded, non-contributory defined benefit plan maintained primarily to provide her with supplemental retirement income of $121,307 per year from age 66, for the rest of her life.  Effective December 31, 2011, SERP 1 was amended to freeze benefit accruals under that agreement, entitling Ms. Stewart to $53,320 per year from age 66, for the rest of her life.  These payments are subject to a non-compete clause for the first 24 months after retirement.  If Ms. Stewart voluntarily terminates her employment with Sound Community Bank before age 66, she receives no benefit under SERP 1.  Additionally, no payments will be made under SERP 1 in the event of Ms. Stewart’s death and any payments that have commenced will cease upon death.  In the event Ms. Stewart becomes disabled or is involuntarily terminated prior to age 66, she would be entitled to receive a lump sum payment equal to the accrued liability under SERP 1.  The accrued liability balance under SERP 1 totaled $301,252 at December 31, 2012.  If Ms. Stewart is involuntarily terminated after age 66 or at anytime in connection with a change in control (as defined in SERP 1), she will be entitled to receive the annual benefit described in the second sentence of this paragraph commencing upon such termination (subject to any applicable cutback for payments after a change in control as required by Section 280G of the Internal Revenue Code).  If Ms. Stewart is terminated for cause at anytime during her employment with Sound Community Bank, she forfeits any and all rights and benefits she may have under the terms of SERP 1 and shall have no right to be paid any of the amounts which would otherwise be due or paid under SERP 1.  The cost of the benefits payable to Ms. Stewart under SERP 1 is expected to be offset by the earnings on bank-owned life insurance purchased by Sound Community Bank.  Ms. Stewart has no direct interest in these insurance policies and is a general unsecured creditor with respect to payments owed under SERP 1.

Simultaneously with the amendment to SERP 1, we adopted a second SERP (“SERP 2”) for the benefit of Ms. Stewart, which is intended to be an unfunded, non-contributory defined benefit plan maintained primarily to provide her with additional supplemental retirement income.  At that time, we also entered into a Confidentiality, Non-Competition, and Non-Solicitation Agreement, which is discussed below.  Under the terms of SERP 2, upon Ms. Stewart’s termination of employment with Sound Community Bank for any reason other than death after age 65, she will be entitled to receive additional retirement benefits of $78,521 per year commencing at age 70, for the rest of her life.  If Ms. Stewart’s employment terminates for any reason other than on account of death prior to attaining age 65, or becomes disabled (as defined by SERP 2) during her employment, she will be entitled to the amount accrued for her benefit under the terms of SERP 2 at the time of her separation from service, or disability, determined using a discount rate provided for under SERP 2 (initially 5 percent), or approximately $755,000 at December 31, 2011.  In the event of Ms. Stewart’s death, her beneficiary will be entitled to a single lump sum payment within 90 days thereafter in an amount equal to the account value as of the death benefit valuation date, or approximately $381,083 at December 31, 2012.  The benefit payable in connection with Ms. Stewart’s early retirement or disability will commence as of the second month following the date of her separation from service or disability and will be payable for 180 months.  If a change in control occurs (as defined in SERP 2), Ms. Stewart will receive her full retirement benefit under SERP 2, except that the benefit will commence upon her attaining age 65.  The cost of the benefits payable to Ms. Stewart under SERP 2 is expected to be offset through the purchase of an annuity contract by Sound Community Bank.  Ms. Stewart has no direct interest in this annuity contract and is a general unsecured creditor with respect to payments owed under SERP 2.

Confidentiality, Non-Competition, and Non-Solicitation Agreement.  Effective December 30, 2011, Sound Community Bank entered into a Confidentiality, Non-Competition, and Non-Solicitation Agreement with Ms. Stewart.  The agreement commences upon Ms. Stewart's termination of employment with us and continues for 36 months thereafter.  For that 36-month period, subject to certain tolling provisions that apply in the event of a breach of the agreement, Ms. Stewart will be subject to the confidentiality, non-competition, and non-solicitation provisions in the agreement.  In consideration of Ms. Stewart’s non-competition and non-solicitation obligations, Ms. Stewart will be entitled to receive $81,369 annually for three years, payable twice a month, following her termination of employment with us, except if her termination of employment occurs for good reason (as defined in the agreement).  In the event Ms. Stewart terminates her employment with us for good reason, she will be entitled to receive an amount equal to 150 percent of her then-base salary plus the average of her past three years short term bonus pay, or approximately $567,000 at December 31, 2012, payable in 12 monthly installments beginning on the first day of the month following her termination.  If Ms. Stewart terminates her employment with us for good reason within 24 months following a change in control (as defined in the agreement), Ms. Stewart will be entitled to receive the amount described in the preceding sentence, but payable in a lump sum.  Ms. Stewart's benefits under this agreement are forfeited if she breaches the terms of the agreement.  No payments will be made under the agreement if Ms. Stewart’s employment ceases on account of her disability or death (and payments that have commenced will cease upon death), or if she is otherwise ineligible to work in the financial product or services industry.

Equity Incentive Plans.  We maintain the 2008 Equity Incentive Plan that provides for the grant or award of stock options, stock appreciations rights, restricted stock and restricted stock units to our directors, advisory directors, officers and other employees.  Under the plan, the Compensation Committee may grant stock options and stock appreciation rights for up to 126,286 shares of Sound Financial Bancorp’s common stock, of which options for 107,456 shares have been awarded as of September 3, 2013. Under the plan, the Compensation Committee may grant restricted stock and restricted stock units for an aggregate of 50,514 shares of Sound Financial Bancorp’s common stock, 49,780 of which shares have been awarded as of September 3, 2013. The Compensation Committee administers this plan, determines employee eligibility, grants awards and sets the terms of awards.  Awards are discretionary and are based on an assessment of the participant’s position, years of service, and contribution to our success and growth.  The exercise price of options awarded must be no less than the fair market value of a share of Sound Financial Bancorp’s common stock on the date of grant.  The plan will continue and awards may be granted until November 19, 2018, unless it is terminated sooner in accordance with the plan.

To date, all awards granted vest in equal annual installments over the five years following the grant date.  The vesting accelerates in the event of the participant’s death or disability or a change in control of Sound Financial Bancorp or Sound Community Bank.  In the event of a termination of service, all non-vested awards would be canceled.

Other Benefits.  We maintain an employee stock ownership plan for employees of Sound Financial Bancorp and Sound Community Bank.  The ESOP shares were purchased with loans from the Company.  Shares purchased by the ESOP are held in a suspense account and released to participants’ accounts as debt service payments are made.  Shares released from the ESOP are allocated to each eligible participant’s ESOP account based on the ratio of each such participant’s eligible compensation to the total eligible compensation of all eligible ESOP participants.  Benefits are payable upon retirement or other separation from service, or upon termination of the plan.  As of December 31, 2012, the ESOP held a total of 202,755 shares, of which 38,843 shares have been allocated to officers and other employees.

Medical premiums for senior managers, including all named executive officers, are 100% paid by Sound Community Bank.  In addition, these individuals receive $1,000 a year to cover co-payments and other uncovered medical expenses under the comprehensive medical plan.

We offer a qualified, tax-exempt retirement plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Code (the “401(k) Plan”).  We currently match each 401(k) contribution (other than catch-up contributions) in an amount equal to 50% of the participant’s 401(k) deferrals for the year up to 7% of their salary.  We may also make a discretionary profit sharing contribution under the 401(k) Plan, although the last profit sharing contribution to the 401(k) plan was made in 2004.  Future discretionary profit sharing contributions under the 401(k) Plan are unlikely as a result of the implementation of the ESOP in 2008.

ADDITIONAL INFORMATION

Proxy Solicitation Costs

The Company will pay the costs of soliciting proxies.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s common stock.  In addition to this mailing, our directors, officers and employees may solicit proxies personally, electronically or by telephone, without additional compensation.  We have also retained Advantage Proxy to solicit proxies for the special meeting for a fee, including expenses, of $5,000.

Shareholder Proposals for 2013 Annual Meeting

In order to be eligible for inclusion in Sound Financial Bancorp’s proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received in writing at Sound Financial Bancorp’s main office at 2005 5th Avenue, Suite 200, Seattle, Washington 98121, no later than December 19, 2013.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities and Exchange Act of 1934, as amended and to the Company’s Charter and Bylaws.

In addition to the deadline and other requirements referred to above for submitting a stockholder proposal to be included in the Company’s proxy materials for its next annual meeting of stockholders, the Company’s bylaws require a separate notification to be made in order for a stockholder proposal to be eligible for presentation at the meeting, regardless of whether the proposal is included in the Company’s proxy materials for the meeting.  In order to be eligible for presentation at the Company’s next annual meeting of stockholders, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of the Company’s bylaws must be received by the Secretary of the Company not earlier than the close of business on January 28, 2013 and not later than the close of business on February 27.  If, however, the date of the next annual meeting is before May 7, 2014 or after July 27, 2014, the notice of the stockholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or otherwise transmitted or the day on which public announcement of the date of the next annual meeting is first made by the Company.

OTHER MATTERS

We are not aware of any business to come before the special meeting other than those matters described in this proxy statement.  However, if any other matter should properly come before the meeting, it is intended that holders of the proxies will act in accordance with their best judgment.